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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported)          October 23, 1998
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                        Physicians Resource Group, Inc.
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             (Exact name of registrant as specified in its charter)

 Delaware                           1-13778                   76-0456864
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(State or other jurisdiction      (Commission               (IRS Employer
of incorporation)                 File Number)             Identification No.)


      Three Lincoln Centre, Suite 1540, 5430 LBJ Freeway, Dallas, TX 75240
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         (Address of principal executive offices)                  (Zip Code)

      Registrant's telephone number, including area code    (972)982-8200
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Item 5.  Other Events.

Since August 7, 1998, the date of Physicians Resource Group, Inc.'s (the "Company's") most recent Quarterly Report on Form 10-Q ("Quarterly Report"), the Company has received notification from fourteen affiliated practices alleging breaches of Service Agreements and demanding a cure within the applicable cure period. Notably, during the pendency of the Letter of Intent with Dr. Meyer (the "LOI") more fully described in the most recent Quarterly Report, most of the remaining practices comprising the Company's Florida market who had not previously provided the Company with notices of default have notified the Company of alleged breaches of Service Agreements and one practice has attempted
to unilaterally terminate its Service Agreement.   Of the practices in the
Florida market, two are involved in legal proceedings against the Company. The service fees collected from these Florida practices constitute approximately 15% of the Company's actual year to date management fees for the last reported period.

     Additionally, since August 7, 1998, eight affiliated practices (including one practice in Florida) have attempted to unilaterally terminate their Service Agreements due to alleged uncured defaults, bringing to 27 the total of affiliated practices that have sent to the Company attempted notice of termination of their respective Service Agreements. In addition, some of those practices have initiated or continue to pursue legal proceedings against the Company and certain of its subsidiaries. Although the Company intends to pursue these matters and enforce its Service Agreements, these legal proceedings and attempted terminations threaten the financial viability of the Company because they adversely affect the Company's ability to collect management services fees and result in significant legal expense. During the pendency of the LOI, the Company's options with respect to responses to the legal proceedings and threatened terminations have been limited.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PHYSICIANS RESOURCE GROUP, INC.



     Date:  October 23, 1998             By:  /s/ Peter G. Dorflinger, President
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